Exhibit 99.1

Cell Therapeutics Reports Results of Annual Meeting of Shareholders and Amendments to

Articles of Incorporation and Bylaws

SEATTLE, May 23, 2014 — Cell Therapeutics, Inc. (CTI) (NASDAQ and MTA: CTIC) today announced results from its Annual Meeting of Shareholders held on Thursday, May 22, 2014.

At the Annual Meeting, shareholders approved an amendment to CTI’s articles of incorporation, which declassifies CTI’s Board of Directors and provides for an annual election of directors, and elected James A. Bianco, M.D., Karen Ignagni and Fred Telling, Ph.D. to serve on CTI’s Board of Directors for the ensuing year. In addition, the shareholders (i) approved an amendment to CTI’s 2007 Equity Incentive Plan, as amended and restated, to increase the number of shares available for issuance, (ii) ratified the selection of Marcum LLP as CTI’s independent auditors for the year ending December 31, 2014 and (iii) approved, by non-binding advisory vote, the compensation of CTI’s named executive officers.

CTI has amended its bylaws and filed with the Secretary of State of the State of Washington an amendment to CTI’s articles of incorporation, in each case, to reflect the declassification of CTI’s Board of Directors.

CTI has filed a Current Report on Form 8-K, including a copy of the aforesaid amendments to its bylaws and articles of incorporation, with the U.S. Securities and Exchange Commission (the “SEC”) and the offices of CTI’s Italian branch. Copies of such amendments and Current Report on Form 8-K are available on CTI’s website (www.CellTherapeutics.com, in the “Investors” section).

About Cell Therapeutics, Inc.

CTI (NASDAQ and MTA: CTIC) is a biopharmaceutical company focused on the acquisition, development and commercialization of an integrated portfolio of oncology products aimed at making cancer more treatable. CTI is headquartered in Seattle, WA. For additional information and to sign up for email alerts and get RSS feeds, please visit www.CellTherapeutics.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of CTI’s securities. Such statements include, but are not limited to, statements regarding CTI’s expectations with respect to the development of CTI. Risks that contribute to the uncertain nature of the forward-looking statements include, among others, risks associated with the biopharmaceutical industry in general and with CTI and its product and product candidate portfolio in particular, as well as other risks listed or described from time to time in CTI’s most recent filings with the SEC on Forms 10-K, 10-Q and 8-K. Except as required by law, CTI does not intend to update any of the statements in this press release upon further developments.

Source: Cell Therapeutics, Inc.

Contacts:

Monique Greer
+1 206-272-4343 mgreer@ctiseattle.com

Ed Bell
+1 206-282-7100 invest@ctiseattle.com

In Europe:

CTI Life Sciences Limited, Milan Branch
Laura Villa
+39 02 0061-6550 lvilla@cti-lifesciences.com
CTI_EUInvestors@CTI-Lifesciences.com